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                                                                    Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER


                  This Agreement and Plan of Merger (this "Agreement") is dated as of December 16, 1996 by and between BRIM, INC., an Oregon corporation ("Brim"), and CARRYCO, INC. an Oregon corporation ("Carryco").

                                    RECITALS

                  1. Carryco was formed by certain shareholders of Brim to facilitate a recapitalization of Brim in connection with consummating a series of transactions described in that certain Investment Agreement by and between Brim and Golder, Thoma, Cressy, Rauner Fund IV, L.P. (the "Investment Agreement").

                  2. The Investment Agreement contemplates that Carryco will merge with and into Brim in accordance with the terms of this Agreement (the "Merger").

                  3. Pursuant to the Merger, Carryco will he merged with and into Brim and the separate existence of Carryco will cease.

                  4. Pursuant to the Merger, each share of outstanding Common Stock of Brim ("Brim Common") except Common Stock owned by Carryco prior to the Merger (which will become treasury stock of Brim pursuant to the Merger and will be cancelled), will be converted into one share of Junior Redeemable Preferred Stock of Brim ("Junior Redeemable Preferred"); each option to purchase shares of Brim Common will be converted into an option to purchase the same number of shares of Junior Redeemable Preferred; and each share of outstanding Common Stock of Carryco ("Carryco Common") will be converted into shares of Brim Common and shares of Junior Preferred Stock of Brim ("Junior Preferred") as set forth in this Agreement.

                                    AGREEMENT

                  NOW, THEREFORE, the parties hereby agree as follows:

SECTION 1      THE MERGER.

         1.1 THE MERGER. Subject to the terms and conditions of this Agreement, Carryco will merge with and into Brim. At the Effective Time, as defined in
Section 1.2, the separate existence of Carryco shall cease and Brim shall continue as the surviving corporation of the Merger.

         1.2 EFFECTIVE TIME. The Merger will become effective when a duly executed and certified copy of the Articles of Merger, substantially in the form of EXHIBIT A, is filed with the Secretary of State of the State of Oregon (the "Effective Time").


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         1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the
Merger shall be as provided in the applicable provisions of the Oregon Business Corporation Act (the "Act"). Without limiting the generality of the foregoing, at the Effective Time Brim shall possess all the rights, privileges, immunities and franchises, of a public as well as a private nature, of Carryco, and all property, real, personal, intangible and mixed, and all debts, contingent or otherwise, and all other choses in action, and all other interests of Carryco shall be deemed vested in Brim without further act or deed. After the Effective Time, Brim shall be responsible and liable for all the liabilities and obligations of Carryco.

         1.4 CANCELLATION AND CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any stock or securities of Brim or Carryco:

                  1.4.1 Each share of Brim Common then issued and outstanding shall be cancelled and changed into one share of Junior Redeemable Preferred, except for Common Stock owned by Carryco prior to the Merger (which will become treasury stock of Brim pursuant to the Merger and will be cancelled).

                  1.4.2 All issued and outstanding options for the purchase of shares of Brim Common shall, when vested in accordance with the applicable option agreement, be exercisable for the identical number of shares of Junior Redeemable Preferred, subject to the terms and conditions of the applicable option agreement, pursuant to the Brim, Inc. 1992 Non-Statutory Stock Option Plan and the Brim, Inc. 1993 Stock Incentive Plan.

                  1.4.3 Each share of Carryco Common then issued and outstanding shall be cancelled and changed into 5.18795 shares of Brim Common and 0.05188 shares of Junior Preferred.

                  1.4.4 The shares of Preferred Stock of Brim issued and outstanding prior to the Effective Time shall remain issued and outstanding and the rights and obligations of the holder thereof shall not be affected by the Merger.

         1.5 NO FURTHER RIGHTS. From and after the Effective Time, except as otherwise provided by law, (i) holders of stock certificates formerly evidencing the Brim Common shall cease to have any rights as holders Brim Common, except for the right to receive shares of Junior Redeemable Preferred; and (ii) holders of Carryco Common shall cease to have any rights as holders of stock of Carryco, except for the right to receive Brim Common and Junior Preferred as provided in
Section 1.4.3.



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         1.6      ISSUANCE OF NEW CERTIFICATES.

                  1.6.1 Certificates representing shares of Brim Common immediately prior to the Effective Time shall be deemed for all purposes to represent shares of Junior Redeemable Preferred and, the Brim Board of Directors may elect not to issue new certificates representing shares of Junior Redeemable Preferred.

                  1.6.2 Brim shall, promptly after the Effective Date, issue to holders of shares of Carryco Common, certificates representing shares of Brim Common and Junior Preferred, in such amounts as is provided in Section 1.4.3 hereof.

         1.7 DISSENTING SHARES. Holders of Brim Common or Carryco Common who dissent from the Merger ("Dissenting Shares") shall be entitled to dissenters' rights only to the extent provided for by the Act.

         1.8      ARTICLES OF INCORPORATION; DIRECTORS.

                  1.8.1 Subject to Section 1.1, at the Effective Time, the Articles of Incorporation of Brim, as amended, shall be the Articles of Incorporation of the surviving corporation of the Merger.

                  1.8.2 The directors of Brim immediately prior to the Effective Time shall remain the directors of Brim until their successors are duly elected and qualified or until their earlier resignation.

         1.9 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at such time and location as Brim and Carryco may mutually select (the "Closing Date"). Immediately after the Closing, the Certificate of Merger will be filed as provided in Section 1.2. The Merger and other actions contemplated in Section 1 are referred to as the "Transactions."

         1.10 TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) (1) (A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute or be a part of a "plan of reorganization" for the purposes of
Section 368 of the Code.

         1.11 TERMINATION. Notwithstanding the approval of this Agreement by the shareholders of Brim or Carryco, this Agreement may be unilaterally terminated, at any time prior to the Effective Time, by the Board of Directors of Brim or Carryco.



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SECTION 2          MISCELLANEOUS PROVISIONS.

         2.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Oregon, without regard to the principles of conflicts of laws.

         2.2 PARTIAL INVALIDITY. If any one or more of the provisions contained herein shall be held, for any reason, to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision were not contained in this Agreement.

         2.3 SUCCESSORS AND ASSIGNS, PARTIES IN INTEREST. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

         2.4 NO THIRD-PARTY BENEFICIARY RIGHTS. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person or entity other than the parties and their successors and permitted assigns, any right, remedy or claim under or by reason of this Agreement.

         2.5 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be considered an original counterpart, and shall become a binding agreement when each party shall have executed one counterpart.

         2.6 EXHIBIT. EXHIBIT A referred to in this Agreement shall be construed as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

         2.7 FURTHER ACTIONS. Each of the parties hereto agrees that, subject to its legal obligations, it will use its best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the Transactions.

         2.8 ENTIRE AGREEMENT. This Agreement, including the Exhibits, contains the entire understanding of the parties hereto with respect to the Transactions and supersedes all other prior agreements and understandings, oral and written, between the parties hereto with respect to the Transactions.

         2.9 AMENDMENT. This Agreement may not be amended except in writing executed by the parties hereto; provided that after this Agreement has been adopted by the shareholders of Brim and Carryco, no such amendment shall reduce the amount or change the form of the Merger consideration to be paid pursuant to this


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Agreement or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the shareholders of Brim or Carryco.

                  IN WITNESS WHEREOF, Brim and Carryco each have caused this Agreement to be executed as of the date first above written.


                                                BRIM, INC.
Attest:

/s/ K. David McAllister
---------------------------                     By /s/ A. E. Brim
Secretary or                                      -----------------------------
Assistant Secretary                             Its President
                                                    ---------------------------


                                                CARRYCO, INC.
Attest:

/s/ K. David McAllister
---------------------------                     By  [Signature illegible]
Secretary or                                       ----------------------------
Assistant Secretary                             Its President
                                                    ---------------------------




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